EXHIBIT 99.1

Press Release	Source: Women First HealthCare Inc.

Women First HealthCare Completes Vaniqa Financing With $5 Million
Revolving Credit Facility
Thursday January 23, 7:00 am ET

SAN DIEGO —  (BUSINESS WIRE) —  Jan. 23, 2003 —  Women First HealthCare Inc. (Nasdaq:WFHC-News) today announced that it has secured a $5 million revolving credit facility with CapitalSource Finance LLC, completing the financing plan adopted with the purchase of Vaniqa®.

The credit line, for general corporate purposes and working capital needs, allows Women First to borrow against its eligible accounts receivable, excluding Vaniqa receivables. The facility terminates in August 2005 and bears interest on outstanding amounts at prime plus 1.25%.

“When we closed on the purchase of Vaniqa® in June 2002, we anticipated the potential need for additional short term financing and provided for a working capital facility at that time. With this agreement with CapitalSource, a leading provider of financing to small to mid-size companies, we believe our current financing needs have been met,” said Charles M. Caporale, vice president and CFO of Women First. “Having this facility in place increases our flexibility in managing our cash flow. In addition, it provides on-going access to capital without having to resort to equity lines or other equity-based instruments.”

“This is a very exciting opportunity for CapitalSource,” said Stephen Klein, a director with CapitalSource’s Healthcare Finance group. “Women First combines a variety of compelling transaction considerations, including a talented and experienced management team, a dynamic industry and a diverse product offering. We are very pleased to be a partner in Women First’s growth strategy and we look forward to a long and supportive relationship.”

About Vaniqa® (eflornithine hydrochloride) Cream, 13.9%

Vaniqa® is indicated for the reduction of unwanted facial hair in women. Vaniqa has been shown to retard the rate of hair growth in non-clinical and clinical studies. Vaniqa has only been studied on the face and adjacent involved areas under the chin of affected individuals. Usage should be limited to these areas of involvement. In controlled trials, Vaniqa provided clinically meaningful and statistically significant improvement in the reduction of facial hair growth around the lips and under the chin for nearly 60% of women using Vaniqa. Vaniqa is not a hair remover but complements other current methods of hair removal such as electrolysis, shaving, depilatories, waxing and tweezing. The patient should continue to use hair removal techniques as needed in conjunction with Vaniqa. Improvement in the condition may be noticed within four to eight weeks of starting therapy. Continued treatment may result in further improvement and is necessary to maintain beneficial effects. The condition may return to pre-treatment levels within eight weeks following discontinuation of treatment. The most frequent adverse events related to treatment with Vaniqa were skin-related adverse events.

About Women First HealthCare Inc.

Women First HealthCare Inc. (Nasdaq:WFHC-News) is a San Diego-based specialty pharmaceutical company. Founded in 1996, its mission is to help midlife women make informed choices regarding their health care and to provide pharmaceutical products — the company’s primary emphasis — and lifestyle products to meet their needs. Women First HealthCare is specifically targeted to women age 40+ and their clinicians. Further information about Women First HealthCare can be found online at www.womenfirst.com, About Us and Investor Relations.

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning Women First HealthCare, Inc.’s future financing needs. Such forward-looking statements are subject to various risks, and Women First HealthCare, Inc. cautions you that any forward-looking information is not a guarantee of future performance. Women First HealthCare, Inc. disclaims any intent or obligation to update these forward-looking statements. Actual results could differ materially due to a number of factors, including (i) we have incurred significant losses since we were founded in November 1996, and if midlife women do not use, and their clinicians do not recommend, the products we offer, we will experience losses in the future; (ii) there is a limited market awareness of our Company and the products and services we offer; (iii) we may not be able to identify appropriate acquisition, licensing, or co-promotion candidates in the future or to take advantage of the opportunities we identify; (iv) we and our products face significant competition; (v) our products may not achieve or maintain market acceptance for a variety of reasons, including as a result of recent research published by the National Cancer Institute and the National Institutes of Health concerning estrogen replenishment therapy and combination estrogen/progestin hormonal replenishment therapy in healthy menopausal women, respectively; (vi) if we do not successfully manage any growth we experience, we may experience increased expenses without corresponding revenue increases; (vii) we are dependent on single sources of supply for all of the products we offer; (viii) reduced consumer confidence could adversely affect sales by our Consumer Business Division; (ix) our third party suppliers and licensors may terminate their agreements with us earlier than we expect, and as a result we may be unable to continue to market and sell the related pharmaceutical products on an exclusive basis or at all; (x ) we have incurred significant debt obligations which will require us to make debt service payments in the future; and (xi) additional factors set forth in the Company’s Securities and Exchange Commission filings including its Annual Report on Form 10-K for the period ended December 31, 2001 and its Form 10-Q for the period ended September 30, 2002.

About CapitalSource Finance LLC

CapitalSource is a one of the leading commercial finance companies in the United States. The company offers senior and mezzanine financing ranging from $2 million to $50 million to small and mid-sized borrowers through three focused lending units: Corporate Finance, Healthcare Finance, and Structured Finance. The Healthcare Finance group has deep expertise across all sub-sectors of healthcare. The senior management team has closed over 1,000 middle market healthcare financings. Further information about CapitalSource can be found online at www.capitalsource.com.

Contact:
Women First HealthCare Inc.
Charles M. Caporale, 858/509-3806
ccaporale@womenfirst.com